Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS FISCAL 2012 SECOND QUARTER FINANCIAL RESULTS

Q2 FY 2012 Overview

•	Net sales rose 7.3% to $69.7 million from $64.9 million in Q2 2011

•	Operating income increased to $5.1 million from $4.8 million in Q2 2011

•	Net income of $2.5 million, or $0.21 per diluted share, up from net income of $2.4 million, or $0.21 per diluted share

•	Q2 FY 2012 included $1.5 million in previously announced non-recurring expenses

HOUSTON, TX – March 9, 2012 – KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the fiscal 2012 second quarter and six months ended January 31, 2012.

Consolidated Overview

Net sales in the fiscal 2012 second quarter increased 7.3% to $69.7 million from $64.9 million in the second quarter of fiscal 2011. Operating income rose 6.8% to $5.1 million from $4.8 million in last year’s fiscal second quarter. KMG recorded net income of $2.5 million, or $0.21 per diluted share, for the second quarter of fiscal 2012, compared to net income of $2.4 million, or $0.21 per diluted share, in the same period last year. Net income in the fiscal 2012 second quarter included previously announced non-recurring pre-tax expenses of $1.5 million, or $0.08 per diluted share, which included a loss from discontinued operations at KMG’s Matamoros facility of $0.3 million, or $0.02 per diluted share. Net income in the fiscal 2011 second quarter included some temporarily higher manufacturing and distribution costs in the Electronic Chemicals segment as we consolidated our production from four manufacturing sites to two primary sites.

Neal Butler, President and CEO of KMG, commented, “Sales at our Electronic Chemicals and Wood Treating Chemicals business segments increased during the second quarter compared to the prior year. The benefits of our Electronic Chemicals plant consolidation and integration activities continued to accrue, as evidenced by a decline in distribution expenses and a rise in segment operating profits despite the impact of non-recurring charges. We ended the quarter in a strong financial position, with $1.9 million in cash, net cash provided by operating activities of $14.5 million, and an improved debt profile. As previously announced, our Board of Directors declared a 20% increase in the Company’s quarterly cash dividend to $0.03 per share.”

Business Unit Overview and Trends

KMG previously had four reportable segments: electronic chemicals, penta, creosote, and animal health. The Company re-evaluated the criteria used to determine operating segments, and has concluded that its two wood treating product segments met the criteria of a single operating segment. Effective August 1, 2011, KMG’s reportable segments were revised to reflect a change from four to three reportable segments: electronic chemicals, wood treating chemicals, and animal health. Prior period information has been reclassified to conform to the current period presentation.

KMG Chemicals, Inc.

Q2’12 News Release

Net Sales & Operating Income (Loss) by Segment ($ in thousands; includes effects of rounding)

Segment Net Sales

	0000	0000	0000	0000	0000	0000	0000	0000
	Three months Ended January 31,				Six Months Ended January 31,
	2012		2011		2012		2011
	Net Sales	% of	Net Sales	% of	Net Sales	% of	Net Sales	% of
		Total		Total		Total		Total
Segment		Net Sales		Net Sales		Net Sales		Net Sales

Electronic Chemicals	$38,596	55%	$36,001	55%	$76,974	54%	$72,794	57%
Wood Treating Chemicals	28,380	41%	25,807	40%	61,541	43%	49,967	39%
Animal Health	2,674	4%	3,128	5%	4,442	3%	4,279	4%

Total	$69,650	100%	$64,936	100%	$142,957	100%	$127,040	100%

Segment Operating Income (Loss) (1)

	0000	0000	0000	0000	0000	0000	0000	0000
	Three months Ended January 31,				Six Months Ended January 31,
	2012		2011		2012		2011
Segment	Operating Income	% of Segment Net Sales	Operating Income	% of Segment Net Sales	Operating Income (Loss)	% of Segment Net Sales	Operating Income (Loss)	% of Segment Net Sales

Electronic Chemicals	$2,521	6.5%	$1,331	3.7%	$5,184	6.7%	$4,356	6.0%
Wood Treating Chemicals	3,250	11.5%	4,372	16.9%	8,471	13.8%	8,201	16.4%
Animal Health	201	7.5%	144	4.6%	(391)	—	(253)	—

Total	$5,972		$5,847		$13,264		$12,304

(1)	Segment income (loss) from operations includes corporate overhead expenses which are allocated based on segment net sales.

Electronic Chemicals

Net sales in Electronic Chemicals for the fiscal 2012 second quarter rose 7.2% to $38.6 million from the same period last year, primarily attributable to the impact of price increases instituted in the second half of fiscal 2011. Sales to two new semiconductor sites built in the U.S. by our customers mitigated the overall softening in the global semiconductor manufacturing market. Income from operations in the second quarter of fiscal 2012 was $2.5 million, or 6.5% of segment net sales, up 89.4% from $1.3 million, or 3.7% of segment net sales, in the same period last year primarily driven by progress at reducing distribution expenses. Following the consolidation of our Electronic Chemicals manufacturing sites our efforts to optimize our distribution channels have yielded good results. We incurred a $0.5 million charge for an inventory adjustment tied to our exit from tolling arrangements associated with that plant consolidation initiative. While we achieved significant reduction in plant costs during the quarter relative to last year due to the plant consolidation, our product pricing had lost ground relative to raw material costs. As a result, targeted price increases were implemented beginning in January.

KMG Chemicals, Inc.

Q2’12 News Release

Wood Treating Chemicals

Net sales in Wood Treating Chemicals during the second fiscal quarter increased 10.0% to $28.4 million from $25.8 million in the same period last year, due to the impact of price increases implemented during the first quarter of fiscal 2012 in response to increased raw material costs. In the second fiscal quarter of 2012, income from segment operations declined to $3.3 million, or 11.5% of segment net sales, from $4.4 million, or 16.9% of segment net sales, in the year earlier period, due in large part to $0.7 million of waste disposal costs at our Tuscaloosa facility and higher storage and handling costs.

Animal Health

On March 1, 2012, KMG completed the sale of the Animal Health business assets to Bayer Healthcare, LLP. In the transaction, KMG sold manufacturing equipment, inventory and product registrations, and retained the real estate and buildings at the facility in Elwood, KS. The purchase price was approximately $10.3 million, following the post-closing adjustment for product sold from inventory prior to closing, and including $1.0 million held in escrow pending acceptance by the EPA of certain studies requested for the Rabon active ingredient.

Net sales of Animal Health products in the second quarter of fiscal 2012 declined to $2.7 million from $3.1 million in the prior year period. Revenues for this segment are seasonally weighted to the second half of the fiscal year. Income from operations was $0.2 million for the second quarter of fiscal 2012, compared to income from operations $0.1 million in the same period last year.

Balance Sheet & Cash Flow Overview

John V. Sobchak, CFO of KMG, commented, “At January 31, 2012, total debt declined to $41.0 million from $44.0 million at October 31, 2011 and from $49.3 million at fiscal 2011 year end. At January 31, 2012, we had $21.0 million borrowed on our $60.0 million revolving credit facility; earlier this month, we reduced outstanding borrowings on this facility by an additional $10.0 million using the proceeds from the sale of our Animal Health business. Also included in long-term debt at January 31, 2012 was $20.0 million of fixed-rate notes maturing in December 2014. Working capital rose to $52.0 million from $45.2 million at fiscal 2011 year-end due primarily to the elimination of $8.0 million of current maturities of long-term debt following the repayment of the term loan. At the end of the fiscal 2012 second quarter, shareholders’ equity was $100.5 million.”

Outlook

Mr. Butler commented, “Our continuing strong performance reinforces our belief that, barring any substantial economic downturn, we will generate significantly improved results in fiscal 2012 as compared to fiscal 2011, with results for the second half of the fiscal year showing substantial improvement over the prior year period. The price increases we implemented in response to rising raw materials costs have taken hold. With the production consolidation completed in our Electronic Chemicals segment, lower manufacturing costs and distribution expenses during fiscal 2012 along with the previously mentioned pricing action should have a favorable impact on margins versus the prior year. In our Wood Treating Chemicals segment, we anticipate demand to remain close to current levels. We also remain focused on finding additional consolidating acquisitions in Electronic Chemicals and Wood Treating Chemicals, as well as attractive opportunities to expand into a new segment platform.”

Conference Call

Date: Friday, March 9, 2012

Time: 10:00 am ET

Dial-in: (877) 423-9820 (Domestic), (201) 493-6749 (International)

Webcast: www.kmgchemicals.com – Conference Calls and Events (live & replay)

KMG Chemicals, Inc.

Q2’12 News Release

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals in carefully focused global markets foundational to the economy. KMG is a U.S. market leader in producing and supplying high-purity process chemicals, which are an integral part of the semiconductor manufacturing process, and wood treating chemicals used to extend the useful life of the nation’s wood-based infrastructure. For more information, visit the Company’s web site at www.kmgchemicals.com

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Devin Sullivan
713-600-3814	212-836-9608
JSobchak@kmgchemicals.com	DSullivan@equityny.com
www.kmgchemicals.com

Thomas Mei
212-836-9614
TMei@equityny.com
www.theequitygroup.com

(See accompanying tables)

KMG Chemicals, Inc.

Q2’12 News Release

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except for per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended January 31,		Six Months Ended January 31,
	2012	2011	2012	2011

NET SALES	$69,650	$64,936	$142,957	$127,040

COST OF SALES	51,596	46,670	105,722	91,406

Gross Profit	18,054	18,266	37,235	35,634

DISTRIBUTION EXPENSES	5,846	7,166	11,983	13,374

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,076	6,294	13,612	11,894

Operating income	5,132	4,806	11,640	10,366

OTHER INCOME (EXPENSE):
Interest income	1	—	1	1
Interest expense	(556)	(599)	(1,106)	(1,194)

Other, net	(72)	(241)	(147)	(190)

Total other expense, net	(627)	(840)	(1,252)	(1,383)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,505	3,966	10,388	8,983

Provision for income taxes	(1,781)	(1,506)	(4,096)	(3,007)

INCOME FROM CONTINUING OPERATIONS	2,724	2,460	6,292	5,976

DISCONTINUED OPERATIONS:

Loss from discontinued operations, before income taxes	(337)	(47)	(380)	(47)
Income tax benefit	75	11	85	11

Loss from discontinued operations	(262)	(36)	(295)	(36)

NET INCOME	$2,462	$2,424	$5,997	$5,940

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.24	$0.21	$0.55	$0.53

Loss from discontinued operations	(0.02)	—	(0.02)	—

Net income	$0.22	$0.21	$0.53	$0.53

Diluted

Income from continuing operations	$0.23	$0.21	$0.55	$0.52

Loss from discontinued operations	(0.02)	—	(0.03)	—

Net income	$0.21	$0.21	$0.52	$0.52

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,353	11,308	11,351	11,303
Diluted	11,516	11,495	11,515	11,477

KMG Chemicals, Inc.

Q2’12 News Release

KMG Chemicals, Inc.

Balance Sheet Highlights

(In thousands)

	September 30,	September 30,
	January 31,	July 31,
	2012	2011
	(unaudited)
Cash and cash equivalents	$1,941	$1,826

Net working capital	51,951	45,224

Total assets	177,632	186,589

Long-term debt	41,000	49,279

Shareholders’ Equity	100,513	96,530